Exhibit to Question 77D on Form N-SAR

The Prime Money Market Fund and U.S. Government Money Market Fund are no longer subject to a 5% limit of their respective net assets in tax-exempt municipal obligations, including bond anticipation notes, municipal bonds and revenue bonds effective with Post-Effective Amendment No. 31 filed on November 24, 2009.